   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1998
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                        GROUP MAINTENANCE AMERICA CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          TEXAS                      1711                    76-0535259
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
       JURISDICTION               INDUSTRIAL            IDENTIFICATION NO.)
   OF INCORPORATION OR       CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)

                                                        RANDOLPH W. BRYANT
                                                  SENIOR VICE PRESIDENT, GENERAL
                                                       COUNSEL AND SECRETARY
 8 GREENWAY PLAZA, SUITE                          8 GREENWAY PLAZA, SUITE 1500
1500 HOUSTON, TEXAS 77046                               HOUSTON, TEXAS 77046
      (713) 860-0100                                       (713) 860-0100

 (ADDRESS, INCLUDING ZIP                             (NAME, ADDRESS, INCLUDING
    CODE AND TELEPHONE                                      ZIP CODE AND
  NUMBER, INCLUDING AREA                                 TELEPHONE NUMBER,
  CODE, OF REGISTRANT'S                               INCLUDING AREA CODE, OF
   PRINCIPAL EXECUTIVE                                   AGENT FOR SERVICE)
       OFFICES)
                               ----------------
                                   COPIES TO:
                                 GARY W. ORLOFF
                         BRACEWELL & PATTERSON, L.L.P.
                       711 LOUISIANA STREET , SUITE 2900
                           HOUSTON, TEXAS 77002-2781
                             PHONE: (713) 221-1306
                           TELECOPIER: (713) 221-1212
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                     PROPOSED MAXIMUM   PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF           AMOUNT TO BE  OFFERING PRICE PER AGGREGATE OFFERING    AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED      SECURITY(4)          PRICE(5)      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
Warrants to Purchase Common Stock
 (1)...............................
-------------------------------------------------------
Common Stock (shares)..............    2,000,000                         $23,375,000(2)        $6,499
-------------------------------------------------------
Subordinated Notes (3).............   $50,000,000                         $50,000,000          13,900
-------------------------------------------------------
Preferred Stock (3)................  $10,000,000(3)                       $10,000,000          $2,780
----------------------------------------------------------------------------------------------------------
  Total............................                                       $83,375,000         $23,179
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) Consists of warrants to purchase up to 2,000,000 shares of Common Stock previously registered, and pursuant to Rule 457(g), no additional filing fee is required.
(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c).
(3) Pursuant to Rule 429, this Registration Statement contains a combined prospectus that also relates to 3,341,034 shares of Common Stock previously registered on Form S-4, Registration No. 333-63923. The maximum aggregate offering of securities covered by such combined prospectus (in addition to the 3,341,034 shares of Common Stock previously registered) is $83,375,000. Without limitation as to class of securities, securities of the classes listed in the above table may be offered pursuant to such combined prospectus at a maximum aggregate offering price (or, in the case of Warrants to Purchase Common Stock, offering price plus warrant exercise price) of $83,375,000.
(4) The proposed maximum aggregate offering price per security is equal to (a) 100% of the principal amount thereof in the case of Subordinated Notes and
    (b) the proposed maximum aggregate offering price divided by the number of shares offered in the case of Preferred Stock or Common Stock.
(5) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o).

  Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement contains a combined prospectus that also relates to 3,341,034 shares of Common Stock registered on Form S-4, Registration No. 333-63923, which was declared effective on September 28, 1998 (the "Previously Registered Securities"). This Registration Statement constitutes Post-Effective Amendment No. 1 to such Registration Statement, pursuant to which the total amount of unsold Previously Registered Securities thereon, without limitation as to class of securities, may be offered and sold as Subordinated Notes, Warrants to Purchase Common Stock and Common Stock, through the use of the combined Prospectus included herein. In the event such Previously Registered Securities are offered and sold prior to the effective date of this Registration Statement, the amount of such Previously Registered Securities so sold will not be included in the prospectus hereunder.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE       +
+AMENDED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE RELATED REGISTRATION + +STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY APPLICABLE + +STATE SECURITIES COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN + +OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE +
+WHERE THE OFFER OR SALE IS NOT PERMITTED.                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 1998

                               [Logo of GroupMac
                               Appears Here]


                        GROUP MAINTENANCE AMERICA CORP.

                               SUBORDINATED NOTES
                                  COMMON STOCK
                       WARRANTS TO PURCHASE COMMON STOCK
                                PREFERRED STOCK

                                  -----------

  We may offer and issue from time to time (1) unsecured subordinated notes (the "Notes") in one or more series not to exceed $50,000,000 in aggregate principal amount, (2) 5,341,034 shares of common stock ("Common Stock"), (3) warrants ("Warrants") to purchase up to 2,000,000 shares of Common Stock issuable upon exercise of the Warrants and (4) one or more series of Preferred Stock at aggregate offering prices not to exceed $10 million. Any of the foregoing securities covered by this prospectus will be issued in connection with business combination transactions (each, an "Acquisition") involving the acquisition, directly or indirectly, of businesses or securities or assets of businesses doing business in our industry. The number of shares of Common Stock, the terms on which such shares shall be issued and the price and other terms at which the Notes, Warrants and Preferred Stock will be offered and issued shall be determined by negotiations between us and representatives of the businesses to be acquired.

  Terms of the Common Stock are set forth herein. Terms of the Notes, Warrants and Preferred Stock which are common to all Notes, Warrants and Preferred Stock, respectively, are set forth herein. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in any of the foregoing securities.

  THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is         , 199 .

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
About This Prospectus....................................................   2
Where You Can Find More Information......................................   3
The Company..............................................................   3
Risk Factors.............................................................   4
Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges and
 Preferred Stock Dividends...............................................   4
Description of Notes.....................................................   4
Description of Warrants..................................................   7
Description of Capital Stock.............................................   9
Plan of Distribution.....................................................  12
Experts..................................................................  13

                             ABOUT THIS PROSPECTUS

  This prospectus is part of a Registration Statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, offer and issue any combination of the securities described in this prospectus in one or more offerings, so long as the aggregate principal amount of the Notes issued does not exceed $50,000,000, the aggregate amount of the Preferred Stock issued does not exceed $10 million and the number of shares of Common Stock issued does not exceed 5,341,034. This prospectus provides you with a general description of the securities we may offer and issue. Each time we issue securities, we will provide a prospectus supplement that will contain specific information about the terms of that issuance. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

  You should rely only on the information provided or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

                      WHERE YOU CAN FIND MORE INFORMATION

  Group Maintenance America Corp. files annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

  Because our Common Stock is listed on the New York Stock Exchange, our reports, proxy statements and other information can be reviewed and copied at the office of that exchange at 20 Broad Street, New York, New York 10005.

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until we sell all of the securities:

  1. Our Transition Report on Form 10-K for the ten month period ended December 31, 1997;

  2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

  3. Our Current Reports on Form 8-K dated December 21, 1998, November 25, 1998, November 4, 1998, October 28, 1998, September 15, 1998, June 26,
     1998, May 22, 1998 and January 29, 1998 and on Form 8-K/A dated December 22, 1998 (two reports were filed on such date and both reports are incorporated by reference), September 21, 1998 and July 20, 1998 (two reports were filed on such date and both reports are incorporated by reference); and

  4. Our Registration Statement on Form 8A filed with the SEC on November 4,
     1997.

  You may request a copy of these filings (in most cases, without exhibits) at no cost, by writing or telephoning us at our principal executive offices located at the following address:

  Investor Relations
  Group Maintenance America Corp.
  8 Greenway Plaza, Suite 1500
  Houston, Texas 77046
  (713) 860-1000

                                  THE COMPANY

  Our company is a leading nationwide provider of mechanical and electrical services. We provide services to commercial/industrial and residential customers through our operations in 56 cities across 26 states. Since our inception, we have acquired 63 companies which represent $978.5 million in pro forma combined 1997 revenues.

  We provide our commercial/industrial customers with maintenance, repair and replacement and installation services for products such as:

  . Boilers, chillers, and central plants,

  . Process piping, and control systems and

  . Data cabling.

  We provide our residential customers with maintenance, repair and replacement and installation services for products such as:

  . Central air conditioning systems and furnaces,

  . Plumbing fixtures and pipes,

  . Water heaters, and

  . Water feed and sewer lines.

  When we refer to the business of our company, such term means Group Maintenance America Corp. and its subsidiaries on a combined basis.

                                  RISK FACTORS

  Before you invest in our securities, you should carefully consider the risks involved. We have described the risks associated with an investment in our company in our reports filed with the SEC, which are incorporated by reference. We may also discuss other risks in a prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED
                                STOCK DIVIDENDS

  Our unaudited ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the periods indicated are set forth below.

                                  FOR THE      FOR THE       FOR THE YEARS
                                NINE MONTHS   TEN MONTHS  ENDED FEBRUARY 28 OR
                                   ENDED        ENDED             29,
                               SEPTEMBER 30, DECEMBER 31, --------------------
                                   1998        1997(1)    1997 1996 1995 1994
                               ------------- ------------ ---- ---- ---- -----
Ratio of earnings to fixed
 charges(2)...................     6.7x           --      8.6x 8.7x 6.6x 13.5x
Ratio of earnings to fixed
 charges and preferred stock
 dividends(3).................     6.7x           --      8.6x 8.7x 6.6x 13.5x

--------
(1) In the historical ten months ended December 31, 1997, earnings were inadequate to cover fixed charges in the amount of $0.8 million due to the impact of $7.0 million of non-recurring non-cash compensation expense.

(2) The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from operations before income taxes and fixed charges. Fixed charges consist of interest expense, amortized debt expense and the interest portion of rental expense.

(3) No dividends were paid on our preferred stock.

                              DESCRIPTION OF NOTES

GENERAL

  The Notes will be issued in one or more series under an indenture (the "Indenture") between us and State Street Bank and Trust Company, as Trustee (the "Trustee"). The following statements with respect to the Notes and the Indenture are summaries of such instruments and are not complete. THE FORM OF THE INDENTURE HAS BEEN FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT AND YOU ARE URGED TO READ THE INDENTURE BECAUSE IT, AND NOT THIS SUMMARY, DEFINES YOUR RIGHTS AS A HOLDER OF NOTES. Capitalized terms used in the summary have the meanings specified in the Indenture. As of November 30, 1998, on a proforma basis, we and our subsidiaries had outstanding approximately $192 million of indebtedness that ranks senior to the Notes and approximately $16 million of indebtedness that ranks pari passu with the Notes.

  Unless otherwise indicated in the prospectus supplement related thereto, the Notes will be issued only in fully registered form, without coupons.

  The Notes and the Indenture do not contain financial covenants binding on us or our subsidiaries, nor do they limit the amount of indebtedness, whether senior or subordinated, that we or our subsidiaries can incur.

  There is no public market for the Notes and none is expected to develop. Investors should proceed on the assumption that they may have to bear the economic risk of an investment in such securities for an indefinite period of time. The Notes by their respective terms will be non-transferable, except upon our consent or to the spouse or lineal decendents of a holder upon the death of the holder.

  Please refer to the prospectus supplement for the following terms of a series of Notes:

    . The title of the Notes;

    . Any limit upon the aggregate principal amount of the Notes;

    . The date or dates on which the principal of the Notes is due;

    . The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which the Notes shall bear interest, if any, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which such interest shall be payable and the regular record date for the interest payable on any interest payment date; and

    . Any other terms of the Notes.

SUBORDINATION

  The Notes will be our direct, unsecured subordinated obligations. The Notes will have a junior position to all other indebtedness except for approximately $16 million aggregate principal amount of notes issued in connection with the acquisition of Trinity Contractors, Inc. (the "Trinity Notes") that rank pari passu with the Notes. In this context, "indebtedness" is defined to include all indebtedness for borrowed money incurred by us and our subsidiaries, secured creditors, holders of any indebtedness guaranteed by us or our subsidiaries and any preferred stockholders, as well as certain other obligations, such as leases, to which we or any of our subsidiaries are a party.

PREPAYMENT RIGHT

  We may prepay the principal of the Notes of any series at any time, in whole or in part, without penalty.

RIGHT OF SET-OFF

  Each Note contains a right in our favor to set-off any amounts owed to us pursuant to the agreement pursuant to which an Acquisition is made against amounts owed by us to the holder and payee of the Note, including, without limitation, in connection with (1) post-closing adjustments to the purchase price, if any, paid by us to the holder and payee pursuant to such purchase agreement and certain expenses related thereto, (2) at our election, obligations of the holder and payee under certain circumstances to purchase uncollected accounts receivables and retainages, and (3) indemnification obligations of the holder and payee owed to us.

CONSOLIDATION, MERGER OR SALE

  The Indenture generally permits a consolidation or merger between us and another business entity. It also permits the sale by us of our properties and assets substantially as an entirety. If this happens, the remaining or acquiring business entity must assume all of our responsibilities and liabilities with respect to the Indenture, including the payment of all amounts when due on the Notes and the performance of covenants under the Indenture.

  However, we can consolidate or merge with or into another business entity or sell our property and assets substantially as an entirety only according to the conditions of the Indenture. The remaining or acquiring business entity will be substituted for us in the Indenture with the same effect as if it had been the original party thereto. It will also be substituted for us on the Notes with the same effect as if it had been the original obligor. If we sell our properties and assets substantially as an entirety, we shall be released from all of our obligations and liabilities under the Indenture and the Notes.

PAYMENT AND LIMITED TRANSFER

  Principal, interest and any premium on the Notes will be paid at designated places. Payment will be made by check mailed to the person in whose name the Notes are registered on days specified in the Notes and reflected in any prospectus supplement.

  In the case of transfer under the limited permitted circumstances described herein, fully registered Notes may be transferred or exchanged at the office of the Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

EVENTS OF DEFAULT

  "Event of Default" with respect to any series of Notes means any one of the following events which shall have occurred and is continuing:

    . Failure to pay the principal amount of any Note when due;

    . Failure to pay interest on any Note for 30 days;

    . Certain events in bankruptcy, insolvency or reorganization of the Company; or

    . Any other Event of Default included in a specific series of Notes.

  If an Event of Default for any series of Notes occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes of that series must give written notice to and receive the consent of holders of the Company's Senior Indebtedness (as defined in the Indenture) before they may declare principal of the Notes of that series to be due and payable immediately by providing written notice thereof to the Company. If declaration of maturity happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Notes of that series can void the declaration. For information as to waiver of defaults, see "Modification and Waiver" below.

  The Trustee may withhold notice to the holders of Notes of any default (except in the payment of principal and/or interest) if it considers such withholding of notice to be in the best interest of the holders.

  A default under other indebtedness of the Company is not an Event of Default under the Indenture or the Notes, and an Event of Default under one series of Notes will not necessarily be an Event of Default under another series.

MODIFICATION AND WAIVER

  Under the Indenture, all of our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes of each series affected by the modification. No modification of the terms of the payment of principal, premium if any, or interest on the Notes and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

DISCHARGE OF INDENTURE; DEFEASANCE

  With certain exceptions, we will be discharged from our obligations under the Indenture with respect to any series of Notes by either paying or causing to be paid the principal of, premium, if any, and interest on all of the Notes of such series outstanding, as and when the same shall become due and payable, or delivering to the Trustee all outstanding Notes of such series for cancellation.

  In addition, we will be discharged if at any time we defease the Notes by depositing in escrow or trust with the Trustee sufficient cash and/or Government Securities to pay the principal of, premium, if any, and interest on the Notes to the stated maturity date or a redemption date for the Notes of the series. If that happens, payment of the Notes of such series may not be accelerated because of an event specified as a default or Event of Default with respect to the Notes, and the holders of the Notes of the series will not be entitled to the benefits of the Indenture, except for registration of transfer and exchange of Notes and replacement of lost, stolen or mutilated Notes.

  The Indenture defines "Government Securities" to mean interest bearing obligations as a result of the deposit of which the Notes are rated in the highest generic long-term debt rating category assigned to defeased debt by one or more nationally recognized rating agencies.

  The terms of the Indenture restrict our ability to defease the Notes of a series without assurance that such event will not result in a holder being required to recognize gain or loss for federal income purposes equal to the difference between the holder's cost or other basis for the Notes and the value of the holder's interest in the escrow or trust. As with many tax matters, there can be no assurance that such will be the case, and prospective investors are urged to consult their tax advisers as to the consequences of a defeasance, including the applicability and effect of tax laws other than federal income tax law.

CONCERNING THE TRUSTEE

  State Street Bank and Trust Company is the Trustee under the Indenture. The corporate trust office of the Trustee is located at 225 Franklin Street, Boston, Massachusetts 02110.

  Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holder, unless the holders offer the Trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Notes may direct the time, method and place of conducting any proceeding or the remedy available to the Trustee, or exercise any power conferred upon the Trustee for any series of Notes.

  The Indenture provides that if an Event of Default occurs (and it is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of securities issued under the Indenture, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense, and then only to the extent required by the terms of the Indenture. The Trustee may resign from its duties with respect to the Indenture at any time or may be removed by us. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or a vacancy occurs in the office of the Trustee for any reason, a successor Trustee shall be appointed in accordance with the provisions of the Indenture.

  The Indenture contains the provisions required by the Trust Indenture Act of 1939 with reference to the disqualification of the Trustee if it shall have or acquire any "conflicting interest," as therein defined. The Indenture also contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims, as security or otherwise.

                            DESCRIPTION OF WARRANTS

  The following statements with respect to the Warrants are summaries of, and subject to, the detailed provisions of a warrant agreement ("Warrant Agreement") to be entered into by us and the person receiving the Warrants, and having the terms described in the prospectus supplement relating thereto.

GENERAL

  The Warrants, evidenced by warrant certificates (the "Warrant Certificates"), may be issued under the Warrant Agreement independently or together with any Notes or Common Stock and may be attached to or separate from such Notes or Common Stock. There is no public market for the Warrants and none is expected to develop. Investors should proceed on the assumption that they may have to bear the economic risk of an investment in such securities for an indefinite period of time. The Warrants by their respective terms will be non-transferable, except upon our consent or death of the holder.

  If Warrants are offered, the prospectus supplement will describe the terms of the Warrants, including the following:

    . the offering price, if any;

    . the number of shares of Common Stock purchasable upon exercise of one
       Warrant and the initial price at which such shares may be purchased upon exercise;

    . the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire;

    . resale restrictions on the Common Stock into which the Warrants are exercisable;

    . call provisions; and

    . any other terms of the Warrants.

The shares of Common Stock issuable upon exercise of the Warrants will, when issued in accordance with the Warrant Agreement, be fully paid and nonassessable.

EXERCISE OF WARRANTS

  Warrants may be exercised by delivering to us a notice, which may be in the form of the Subscription Form found at the end of the Warrant Certificate, signed by the warrant holder, or such holder's duly authorized agent, indicating the warrant holder's election to exercise all or a portion of the Warrants evidenced by the surrendered Warrant Certificate. Such notice shall be accompanied by the surrendered Warrant Certificate and payment of the aggregate exercise price of the Warrants to be exercised, which payment may be made in the form of cash or a cashier's check equal to the exercise price. Within 10 business days after the effectiveness of such exercise, we will deliver or cause to be delivered to the exercising warrant holder a certificate representing the number of shares of Common Stock purchased, together with cash in lieu of any fraction of a share. If fewer than all of the Warrants evidenced by any certificate are exercised, we will deliver to the exercising warrant holder a new Warrant Certificate representing the unexercised Warrants, or at the discretion of the Company, appropriate notation may be made on the Warrant and the same returned to the warrant holder.

ANTIDILUTION PROVISIONS

  The exercise price payable and the number of shares of Common Stock purchasable upon the exercise of each Warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of Common Stock or a combination, subdivision or reclassification of Common Stock. In lieu of adjusting the number of shares of Common Stock purchasable upon exercise of each Warrant, we may elect to adjust the number of Warrants. No adjustment in the number of shares purchasable upon exercise of the Warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of Warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding Warrant upon exercise thereof shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock for which such Warrant was exercisable immediately prior thereto.

NO RIGHTS AS SHAREHOLDERS

  Holders of Warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors of the Company or any other matter or to exercise any rights whatsoever as shareholders of the Company.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

  Under our Articles of Incorporation, as amended (the "Articles"), we have authority to issue 150,000,000 shares of capital stock, consisting of 50,000,000 shares of Preferred Stock, par value $0.001 per share, and 100,000,000 shares of Common Stock, par value $0.001 per share. As of November 30, 1998, we had outstanding 33,151,963 shares of Common Stock and no shares of Preferred Stock.

  The following summary description of the material features of our capital stock is intended as a summary only and is qualified in its entirety by reference to the Articles, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

PREFERRED STOCK

  The Articles authorize the issuance of Preferred Stock in one or more series having designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without approval of holders of Common Stock, to issue Preferred Stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any additional shares of Preferred Stock, there can be no assurance that we will not do so in the future.

  The particular terms of any series of Preferred Stock offered by us will be set forth in a prospectus supplement. The Company's Board of Directors or its designee will fix or designate, in a Statement of Designation that will be filed as part of our Articles of Incorporation, the rights, preferences, privileges and restrictions of that series of Preferred Stock we offer, including:

  .dividend rights,

  .voting rights,

  .terms of redemption, and

  .liquidation preferences.

  The description of our Preferred Stock contained in this prospectus and any description that will be contained in a prospectus supplement do not purport to be complete descriptions and are qualified by reference to the Statement of Designation relating to that series of Preferred Stock.

COMMON STOCK

  Voting Rights. Holders of Common Stock are entitled to one vote for each share on all matters on which shareholders generally are entitled to vote, including elections of directors. The Board of Directors is classified into three classes of five directors, with the term of each class expiring on a staggered basis. The classification of the Board of Directors may make it more difficult to change the composition of the Board of Directors and thereby may discourage or make more difficult an attempt by a person or group to obtain control of the Company. The Articles do not provide for cumulative voting for the election of directors.

  Dividends. Subject to the preferential rights of any outstanding Preferred Stock that may be created by the Board of Directors under the Articles, dividends may be paid to holders of Common Stock when, as and if declared by the Board of Directors out of funds legally available for such purpose. The declaration and payment of dividends on Common Stock could be restricted by the terms of any Preferred Stock issued. Under the Texas Business Corporation Act ("TBCA"), dividends may be paid by us out of "surplus" (as defined under Article 1.02 of the TBCA) or, if there is no surplus, out of net profits for the fiscal year in which the dividends are declared and/or the preceding fiscal year. However, the Company does not intend to pay dividends at the present time.

  Liquidation. In the event of the dissolution or winding up of the Company, after payment or provision for payment of our debts and other liabilities and any other series or class of our stock hereafter issued that ranks senior as to liquidation rights to the Common Stock, the holders of Common Stock will be entitled to receive pro rata all our remaining assets available to such holders.

  Miscellaneous. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

  The Common Stock is listed on the New York Stock Exchange under the symbol "MAK."

  The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

STATUTORY BUSINESS COMBINATION PROVISION

  We are subject to Article 13 of the TBCA ("Article 13") which, with certain exceptions, prohibits a Texas corporation from engaging in a "business combination" (as defined in Article 13) with any shareholder who is a beneficial owner of 20% or more of the corporation's outstanding stock for a period of three years after such shareholder's acquisition of a 20% ownership, unless: (i) the board of directors of the corporation approves the transaction or the shareholder's acquisition of shares prior to the acquisition or (ii) two-thirds of the unaffiliated shareholders of the corporation approve the transaction at a shareholders' meeting. Shares that are issuable, but have not yet been issued, pursuant to options, conversion or exchange rights or other agreements are not considered outstanding for purposes of Article 13.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

  The Articles contain a "fair price" provision which generally requires that certain mergers, business combinations and similar transactions constituting a "Business Combination" with an "Interested Shareholder" (generally the beneficial owner of at least 10 percent of the Company's voting stock) be approved by the holders of at least 80 percent of the Company's voting stock, unless (i) the transaction is approved by at least 80 percent of the "Continuing Directors" of the Company, who constitute a majority of the entire board or (ii) certain "fair price" and procedural requirements are satisfied. The Articles define "Business Combination" as

    . any merger or consolidation involving the Company or a subsidiary of the Company,

    . any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any substantial part of the assets either of the Company or of a subsidiary of the Company to or with any Interested Shareholder,

    . the issuance, sale, exchange, transfer or other disposition by the Company or a subsidiary of the Company of any securities of the Company or any subsidiary of the Company to or with any Interested Shareholder,

    . any recapitalization or reclassification of the Company's securities
       (including without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of an Interested Shareholder,

    . any liquidation, spinoff, splitoff, splitup or dissolution of the Company proposed by or on behalf of any Interested Shareholder, and

    . any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

  "Continuing Director" is defined to mean a director who either was a member of the Board of Directors of the Company prior to the time such Interested Shareholder became an Interested Shareholder or who subsequently became a director of the Company and whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least 80 percent of the Continuing Directors then on the Board of Directors, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the Board of Directors in which such person is named as nominee for director, without an objection to such nomination; provided, however, that in no event shall a director be considered a "Continuing Director" if such director is an Interested Shareholder and the Business Combination to be voted upon is with such Interested Shareholder or is one in which such Interested Shareholder otherwise has an interest (except proportionately as a shareholder of the Company).

  In accordance with our Bylaws, a shareholder of the Company may nominate persons for election to the Board of the Company if the shareholder submits such nomination, together with certain related information required by our Bylaws, in writing to the Secretary of the Company not less than 120 days nor more than 150 days prior to the anniversary date of the mailing of our proxy statement for the previous annual meeting of shareholders.

                              PLAN OF DISTRIBUTION

  This prospectus covers the offer and sale of up to $50,000,000 of Notes, 5,341,034 shares of Common Stock, Warrants to purchase up to 2,000,000 shares of Common Stock, Common Stock issuable upon exercise of the Warrants and up to $10 million of Preferred Stock. Such securities will be issued from time to time in connection with future direct and indirect acquisitions of other businesses, properties or securities in business combination transactions.

  We expect that the number of shares of Common Stock, the terms on which such shares shall be issued and the price and other terms at which the Notes, Warrants and Preferred Stock covered hereby will be offered and issued shall be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be acquired. We also expect that the shares of Common Stock issued will be valued at prices reasonably related to market prices prevailing either at the time an acquisition agreement is executed or at or about the time of delivery of shares.

                                    EXPERTS

  The historical financial statements of Group Maintenance America Corp. (GroupMAC), Group Maintenance America Corp. and Subsidiaries, K&N Plumbing, Heating and Air Conditioning, Inc., A-ABC Appliance, Inc. and A-1 Appliance & Air Conditioning, Inc., Arkansas Mechanical Services, Inc. and Mechanical Services, Inc., Callahan Roach Products and Publications, Inc., Central Carolina Air Conditioning Company, Hallmark Air Conditioning, Inc. and Subsidiary, Sibley Services, Incorporated, Southeast Mechanical Service, Inc., Willis Refrigeration, Air Conditioning & Heating, Inc., Yale, Incorporated, Hungerford Mechanical Corporation, Mechanical Interiors, Inc., Premex, Inc. and Subsidiary, Barr Electric Corp., Atlantic Industrial Constructors, Inc., Clark Converse Electric Service, Inc., HPS Plumbing Services, Inc., Ray & Claude Goodwin, Inc., Reliable Mechanical, Inc., Romanoff Electric Corp., Continental Electrical Construction Co. and Trinity Contractors, Inc. and Trinity Air Technologies, L.P., to the extent and for the periods indicated in their reports, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Masters, Inc., as of December 31, 1995, December 31, 1996 and June 30, 1997 and for each of the three years in the period ended December 31, 1996 and for the six-month period ended June 30, 1997, incorporated in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of MacDonald-Miller Industries, Inc. incorporated by reference in this prospectus, to the extent and for the periods indicated in their reports, have been audited by Moss Adams LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article 2.02A of the TBCA provides, in relevant part, as follows:

  Subject to the provisions of Sections B and C of this Article, each corporation shall have power:

    (16) to indemnify directors, officers, employees, and agents of the corporation and to purchase and maintain liability insurance for those persons.

  Article IX of the Articles of Incorporation of the Company (therein referred to as the "Corporation") provides as follows:

    1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that would lead to such action, suit or proceeding (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the TBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all judgments, fines, penalties (including excise tax and similar taxes), settlements, and reasonable expenses actually incurred by such indemnitee in connection therewith. The right to indemnification conferred in this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the TBCA requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

    2. Insurance. The Corporation may purchase and maintain insurance, at its expense, on behalf of any indemnitee against any liability asserted against him and incurred by him in such a capacity or arising out of his status as a representative of the Corporation, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBCA.

    3. Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article or as otherwise permitted under the TBCA with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

  The Company has entered into employment agreements with its executive officers pursuant to which the Company generally is obligated to indemnify such officers to the full extent permitted by the TBCA as described above.

  The Company has purchased liability insurance policies covering the directors and officers of the Company, including, to provide protection where the Company cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBIT
 ------- ----------------------
  3.1*   Articles of Incorporation of the Company, as amended.
  3.2**  Bylaws of the Company, as amended.
  4.1*   Form of Certificate representing the Common Stock, par value $0.001 per share, of the Company.
  4.2**  Form of Indenture dated as of December   , 1998 between the Company
         and State Street Bank and Trust Company, as Trustee, including the form of Note.
 5**     Opinion of Bracewell & Patterson, L.L.P. as to the legality of the
         Common Stock being offered.
 12**    Calculation of Earnings to Fixed Charges and Earnings to Fixed Charges
         and Preferred Stock Dividends.
 21**    Subsidiaries of the Company.
 23.1**  Consent of Bracewell & Patterson, L.L.P. (included in its opinion filed as Exhibit 5 hereto).
 23.2**  Consent of KPMG Peat Marwick LLP.
 23.3**  Consent of Deloitte & Touche LLP.
 23.4**  Consent of Moss Adams LLP.
 24**    Powers of attorney.
 25**    Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939 of State Street Bank and Trust Company.
 27***   Financial Data Schedule.

--------
* FILED AS AN EXHIBIT TO THE COMPANY'S FORM S-1 (REGISTRATION NO. 333-34067). ** FILED HEREWITH.
*** FILED AS AN EXHIBIT TO THE COMPANY'S FORM 10-Q DATED NOVEMBER 16, 1998 UNDER EXHIBIT NUMBER 27 AND INCORPORATED BY THIS REFERENCE.

  (b) Financial Statement Schedules

  No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and have therefore been omitted.

  (c) Reports, Opinions, and Appraisals

  The following reports, opinions and appraisals are included herein.

    None.

ITEM 22. UNDERTAKINGS.

  (a) Regulation S-K, Item 512 Undertakings

    (1) The undersigned registrant hereby undertakes:

      (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (2) Registration on Form S-4 of Securities Offered for Resale.

      (i) The undersigned hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by person who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (ii) The registrant undertakes that every prospectus (a) that is filed pursuant to the paragraph immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of new securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned hereby undertakes to supply by means of a supplement or a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Group Maintenance America Corp. has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 22, 1998.

                                          GROUP MAINTENANCE AMERICA CORP.

                                          By:    /s/ J. Patrick Millinor, Jr.
                                             ----------------------------------

                                                 J. Patrick Millinor, Jr.
                                                  Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE INDICATED CAPACITIES ON DECEMBER 22, 1998.

                  SIGNATURE                                  TITLE

              James P. Norris*                  Chairman of the Board;
    -------------------------------------        Director
               James P. Norris

        /s/ J. Patrick Millinor, Jr.            Director and Chief Executive
    -------------------------------------        Officer (principal executive
          J. Patrick Millinor, Jr.               officer)

            /s/ Darren B. Miller                Executive Vice President--
    -------------------------------------        Chief Financial Officer
              Darren B. Miller                   (principal financial officer)

             /s/ Daniel W. Kipp                 Senior Vice President and
    -------------------------------------        Corporate Controller
               Daniel W. Kipp                    (principal accounting
                                                 officer)

               Donald L. Luke*                  Director, President and Chief
    -------------------------------------        Operating Officer
               Donald L. Luke

              Ronald D. Bryant*                 Director
    -------------------------------------
              Ronald D. Bryant

             David L. Henninger*                Director
    -------------------------------------
             David L. Henninger

            Chester J. Jachimiec*               Director
    -------------------------------------
            Chester J. Jachimiec

              Timothy Johnston*                 Director
    -------------------------------------
              Timothy Johnston

            Andrew Jeffrey Kelly*               Director
    -------------------------------------
            Andrew Jeffrey Kelly

              Thomas B. McDade*                 Director
    -------------------------------------
              Thomas B. McDade

                  SIGNATURE                                  TITLE

              Lucian Morrison*                  Director
    -------------------------------------
               Lucian Morrison

             Robert Munson III*                 Director
    -------------------------------------
              Robert Munson III

              Fredric Sigmund*                  Director
    -------------------------------------
               Fredric Sigmund

              John M. Sullivan*                 Director
    -------------------------------------
              John M. Sullivan

              James D. Weaver*                  Director
    -------------------------------------
               James D. Weaver


           /s/ Randolph W. Bryant
    *By: ________________________________

             Randolph W. Bryant
        (Attorney-in-fact for persons
                 indicated)